                                                                    EXHIBIT 99.1

OXFORD INDUSTRIES, INC. PRESS RELEASE
222 PIEDMONT AVENUE, N.E. - ATLANTA, GEORGIA 30308

Contact:          J. Reese Lanier, Jr.
Telephone:        (404) 653-1446
Fax:              (404) 653-1545
E-Mail:           rlanier@oxfordinc.com

                                                     FOR IMMEDIATE RELEASE
                                                        August 8, 2006


       OXFORD INDUSTRIES ANNOUNCES FOURTH QUARTER AND FISCAL 2006 RESULTS
        --FY06 EPS OF $3.96 INCLUDING GAIN ON SALE OF WOMENSWEAR GROUP-- -- FY06 EPS FROM CONTINUING OPERATIONS INCREASED 14% TO $2.88 --

ATLANTA, GA. -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for the 13-week fiscal fourth quarter and 52-week fiscal year ended June 2, 2006. The Company noted that last year's fourth quarter and fiscal year contained 14 weeks and 53 weeks, respectively.

Fiscal 2006 diluted earnings per common share were $3.96 compared to $2.87 in fiscal 2005. The Company completed the sale of its Womenswear Group on June 2, 2006, the last day of the fourth quarter and fiscal year. The divestiture resulted in an after tax gain on the sale of $0.58 per common share realized during the fourth quarter of fiscal 2006. For comparative purposes, financial results for the Womenswear Group for current and prior periods are classified as discontinued operations.

Fourth quarter net sales from continuing operations declined 6% to $287.6 million from $306.2 million in the fourth quarter last year. Earnings from continuing operations increased 7% to $18.1 million from $16.9 million in last year's fourth quarter. Diluted earnings from continuing operations per common share increased 6% to $1.02 from $0.96 in the fourth quarter of fiscal 2005.

Fiscal 2006 net sales from continuing operations increased 5% to $1,109.1 million from $1,056.8 million in fiscal 2005. Earnings from continuing operations increased 16% to $51.2 million from $44.0 million last year. Diluted earnings from continuing operations per common share increased 14% to $2.88 in fiscal 2006 from $2.53 in fiscal 2005. The Company noted that fiscal 2006 included the financial results of Ben Sherman for twelve months and fiscal 2005 included the financial results of Ben Sherman for ten months following its acquisition in July, 2004.

"We are very pleased with the strategic progress that we made during fiscal 2006," commented J. Hicks Lanier, Chairman and CEO of Oxford Industries, Inc. "We continued to see outstanding performance from the Tommy Bahama Group which generated an operating margin increase of four percentage points to 17.5% of net sales from 13.5% of net sales last year. We have taken aggressive steps to address the merchandising and operational problems in Ben Sherman's U.S. business that we experienced in fiscal 2006. We also completed the sale of our Womenswear Group and look forward to redeploying our capital resources to grow our branded lifestyle positioning."

Gross margins for the fourth quarter were 39.4% compared to 39.6% in the fourth quarter of last year. For the full year, gross margins increased to 38.9% from 38.2% last year. The margin expansion in fiscal 2006 was driven primarily by the strong annual performance in the Tommy Bahama Group and the mix shift toward company-owned retail stores.

Selling, general and administrative expenses for the fourth quarter declined 7% to $85.1 million, or 29.6% of net sales, from $91.2 million, or 29.8% of net sales, in the fourth quarter of last year. For the full year, selling, general and administrative expenses increased 8% to $339.1 million, or 30.6% of net sales, from $314.4 million, or 29.8% of net sales, in fiscal 2005. The increase in SG&A expenses for fiscal 2006 was due primarily to the inclusion of Ben Sherman for twelve months, additional Tommy Bahama and Ben Sherman retail stores and expenses associated with the start-up of new marketing initiatives in the Menswear Group.

The Company also noted that costs associated with the closing of four manufacturing plants and the consolidation of related U.S.-based support functions amounted to approximately $3.4 million before tax, or $0.12 per common share after tax, in the second half of fiscal 2006.

Royalties and other operating income for the fourth quarter were up slightly over last year to $3.1 million. For the full year, royalty and other operating income rose 9% over last year to $13.1 million. The increase in royalties and other operating income was driven by higher sales of Tommy Bahama licensed products and the inclusion of Ben Sherman for twelve full months in fiscal 2006.

Intangible assets amortization expense declined to $2.1 million in the fourth quarter of fiscal 2006 from $2.3 million in the same period last year. For fiscal 2006, intangible asset amortization expense declined to $7.6 million from $8.6 million in fiscal 2005. These non-cash expenses reduced diluted earnings from continuing operations per common share by $0.27 in fiscal 2006.

In the fourth quarter of fiscal 2006, the Company repatriated approximately $23 million of undistributed earnings of certain foreign subsidiaries under provisions of the American Jobs Creation Act of 2004. This repatriation resulted in a reduction of $2.9 million in the Company's tax expense or a $0.17 addition to diluted earnings from continuing operations per common share for the fourth quarter.

The Tommy Bahama Group reported net sales of $118.6 million in the fourth quarter compared to $118.3 million in the same period last year, despite one less week of sales in the current year's quarter. Operating income for the segment increased 20% to $27.3 million in the fourth quarter from $22.8 million last year. The improvement in profitability continued to be driven by a more disciplined approach to planning and inventory control which resulted in lower inventories and higher full-price sales. Fiscal 2006 net sales for the Tommy Bahama Group increased 2.4% over last year to $409.1 million despite one additional week and $10 million of private label sales in fiscal 2005.
Fiscal 2006 operating income increased 32% to $71.5 million from $54.1 million in fiscal 2005.

The Menswear Group reported a fourth quarter sales decrease of 10% to $169.4 million from $187.7 million last year. Ben Sherman contributed approximately $40 million in sales for the fourth quarter compared to approximately $43 million in net sales in the same period last year. Fourth quarter operating income for the Menswear Group declined to $4.9 million from $17.2 million in last year's fourth quarter. For the full year, net sales for the Menswear Group increased 7% to $699.9 million and operating income decreased 27% to $42.3 million compared to fiscal 2005.

Inventories at the close of fiscal 2006 declined 15% to $123.6 million from $145.9 million at the close of fiscal 2005. The reduction in inventories from last year reflects the Company's conservative inventory positions in each of its major lines of business. Accounts receivable declined 2% to $142.3 million at the close of fiscal 2006 from $145.9 million at the end of last year.

The Company reiterated its guidance previously initiated on June 1, 2006. Fiscal 2007 net sales are projected to be within a range of $1,160 million and $1,180 million. Fiscal 2007 diluted earnings from continuing operations per common share are projected to be within a range of $3.25 and $3.40. For the first quarter of fiscal 2007, net sales are expected to be between $280 million and $290 million and diluted earnings from continuing operations per common share are expected to be between $0.60 and $0.65. The guidance reflects the adoption of FAS 123R, expensing of stock options and employee stock purchases, which is expected to reduce diluted earnings from continuing operations per common share by approximately $0.01 per quarter or $0.04 in fiscal 2007.

The Company noted that its Board of Directors had approved a stock repurchase authorization for up to 1,000,000 shares of the Company's common shares. In accordance with the authorization, the Company expects to repurchase its common shares from time to time in privately negotiated or open market transactions.

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company's web site at www.oxfordinc.com. Please visit the web site at least 15 minutes before the call to register for the teleconference web cast and download any necessary software. A replay of the call will be available through August 15, 2006. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is 6902194. A replay of the web cast will also be available following the conference call on Oxford Industries' corporate web site at www.oxfordinc.com.

Oxford Industries, Inc. is a producer and marketer of branded and private label apparel for men, women and children. Oxford provides retailers and consumers with a wide variety of apparel products and services to suit their individual needs. Oxford's brands include Tommy Bahama(R), Indigo Palms(R), Island Soft(R), Ben Sherman(R),

Arnold Brant(R), Ely & Walker(R) and Oxford Golf(R). The Company also holds exclusive licenses to produce and sell certain product categories under the Tommy Hilfiger(R), Nautica(R), Geoffrey Beene(R), Dockers(R) and Oscar de la Renta(R) labels. Oxford's wholesale customers are found in every major channel of distribution, including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers.

Oxford's stock has traded on the NYSE since 1964 under the symbol OXM. For more information, please visit our website at www.oxfordinc.com.


CAUTIONARY STATEMENT FOR THE PURPOSE OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements about future events. We intend for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding demand for our products, expected pricing levels, raw material costs, the timing and cost of planned capital expenditures, expected outcomes of pending litigation or regulatory actions, competitive conditions, general economic conditions and expected synergies in connection with acquisitions and joint ventures. Forward-looking statements reflect our current expectations and are not guarantees of performance. These statements are based on our management's beliefs and assumptions, which in turn are based on currently available information. These beliefs and assumptions could prove inaccurate. Forward-looking statements involve risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Many of these risks and uncertainties are beyond our ability to control or predict.

Such risks and uncertainties include, but are not limited to: (1) general economic cycles; (2) competitive conditions in our industry; (3) price deflation in the worldwide apparel industry; (4) our ability to identify and respond to rapidly changing fashion trends and to offer innovative and distinctive products; (5) changes in trade quotas or other trade regulations; (6) our ability to continue to finance our working capital and growth on acceptable terms; (7) unseasonable weather or natural disasters; (8) the price and availability of raw materials and finished goods; (9) the impact of rising energy costs on our costs and consumer spending; (10) our dependence on and relationships with key customers; (11) consolidation among our customer base;
(12) the ability of our third party producers to deliver quality products in a timely manner; (13) potential disruptions in the operation of our distribution facilities; (14) any disruption or failure of our computer systems or data networks; (15) the integration of our acquired businesses; (16) our ability to successfully implement our growth plans, including growth by acquisition; (17) unforeseen liabilities associated with our acquisitions; (18) unforeseen costs associated with entry into and exit from certain lines of business; (19) economic and political conditions in the foreign countries in which we operate or source our products; (20) increased competition from direct sourcing; (21) our ability to maintain our licenses; (22) our ability to protect and exploit our intellectual property and prevent our trademarks, service marks and goodwill from being harmed by competitors' products; (23) our reliance on key management and our ability to develop effective succession plans; (24) our ability to develop and maintain an effective organization structure; (25) risks associated with changes in global currency exchange rates; (26) changes in interest rates on our variable rate debt; (27) the impact of labor disputes, wars or acts of terrorism on our business; (28) the effectiveness of our internal controls and disclosure controls related to financial reporting; (29) our ability to maintain current pricing on our products given competitive or other factors; and (30) our ability to expand our retail operations.

You are cautioned not to place undue reliance on forward-looking statements, which are current as of the date of this press release. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Other risks or uncertainties may be detailed from time to time in our future Securities and Exchange Commission filings.

                             OXFORD INDUSTRIES, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                   FOURTH QUARTER                   FULL YEAR
                                                                   --------------                   ---------
                                                           FISCAL 2006     FISCAL 2005         2006            2005
                                                           -----------     -----------         ----            ----

Net sales                                                  $   287,578     $   306,169       $1,109,116      $ 1,056,787
Cost of goods sold                                             174,278         184,815          677,429          653,538
                                                         ---------------------------------------------------------------
Gross profit                                                   113,300         121,354          431,687          403,249

Selling, general and administrative                             85,136          91,160          339,073          314,413
Amortization of intangible assets                                2,085           2,250            7,642            8,622
                                                         ---------------------------------------------------------------
                                                                87,221          93,410          346,715          323,035
Royalties and other operating income                             3,113           3,097           13,144           12,060
                                                         ---------------------------------------------------------------

Operating income                                                29,192          31,041           98,116           92,274

Interest expense, net                                            5,883           6,663           23,971           26,146
                                                         ---------------------------------------------------------------

Earnings before income taxes                                    23,309          24,378           74,145           66,128

Income taxes                                                     5,211           7,525           22,944           22,177
                                                         ---------------------------------------------------------------
EARNINGS FROM CONTINUING OPERATIONS                             18,098          16,853           51,201           43,951
                                                         ---------------------------------------------------------------

Gain on sale of discontinued operations, net of taxes           10,378               -           10,378                -
Earnings from discontinued operations, net of taxes              2,502           3,746            8,892            5,876
                                                         ---------------------------------------------------------------

Earnings from gain on sale and discontinued                     12,880           3,746           19,270            5,876
  operations, net of taxes
                                                         ---------------------------------------------------------------

NET EARNINGS                                               $    30,978     $    20,599       $   70,471      $    49,827
                                                         ===============================================================

Earnings from continuing operations per common share:
    Basic                                                  $      1.03     $      1.00       $     2.93      $      2.62
    Diluted                                                $      1.02     $      0.96       $     2.88      $      2.53

Earnings from discontinued operations per common share:
    Basic                                                  $      0.73     $      0.22       $     1.10      $      0.35
    Diluted                                                $      0.72     $      0.21       $     1.08      $      0.34

Net earnings per common share:
    Basic                                                  $      1.76     $      1.22       $     4.03      $      2.97
    Diluted                                                $      1.74     $      1.17       $     3.96      $      2.87

Weighted average common shares outstanding:
    Basic                                                       17,554          16,856           17,492           16,788
    Dilutive impact of options, earn-out shares and
     restricted shares                                             243             717              289              562
                                                         ---------------------------------------------------------------
    Diluted                                                     17,797          17,573           17,781           17,350
                                                         ===============================================================

Dividends per common share                                 $      0.15     $     0.135       $     0.57      $      0.51


                             OXFORD INDUSTRIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  JUNE 2, 2006              JUNE 3, 2005
                                                                                  ------------              ------------
ASSETS
Current Assets:
       Cash and cash equivalents                                                   $    10,479              $      6,499
       Receivables, net                                                                142,297                   145,897
       Inventories                                                                     123,594                   145,869
       Prepaid expenses                                                                 21,996                    20,403
       Current assets related to discontinued operations, net                           59,215                    74,727
                                                                    -----------------------------------------------------
            Total current assets                                                       357,581                   393,395
Property, plant and equipment, net                                                      73,663                    64,194
Goodwill, net                                                                          199,232                   184,571
Intangible assets, net                                                                 234,453                   234,854
Other non-current assets, net                                                           20,666                    24,010
Non-current assets related to discontinued operations, net                                   -                     4,853
                                                                    -----------------------------------------------------
       TOTAL ASSETS                                                                $   885,595              $    905,877
                                                                    =====================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
       Trade accounts payable and other accrued expenses                           $   105,038              $    122,339
       Accrued compensation                                                             26,754                    29,758
       Additional acquisition cost payable                                              11,897                    25,754
       Dividends payable                                                                 2,646                     2,278
       Income taxes payable                                                              3,138                    13,053
       Short-term debt and current maturities of long-term debt                            130                     3,394
       Current liabilities related to discontinued operations                           30,716                    15,873
                                                                    -----------------------------------------------------
            Total current liabilities                                                  180,319                   212,449

Long-term debt, less current maturities                                                200,023                   289,076
Other non-current liabilities                                                           29,979                    23,562
Deferred income taxes                                                                   76,573                    77,242
Non-current liabilities related to discontinued operations                                   -                        47

Commitments and contingencies
Shareholders' Equity:
       Preferred Stock, $1.00 par value; 30,000 authorized and none issued and outstanding at June 2, 2006 and June 3, 2005
                                                                                             -                         -
       Common stock, $1.00 par value, 60,000 authorized and 17,646 issued and outstanding at June 2, 2006 and 60,000 authorized and 16,884 issued and outstanding at June 3,
         2005                                                                           17,646                    16,884
       Additional paid-in capital                                                       74,812                    45,918
       Retained earnings                                                               300,973                   240,401
       Accumulated other comprehensive income                                            5,270                       298
                                                                    -----------------------------------------------------
                Total shareholders' equity                                             398,701                   303,501
                                                                    -----------------------------------------------------
       TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                  $   885,595              $    905,877
                                                                    =====================================================


                             OXFORD INDUSTRIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (IN THOUSANDS)


                                                                                  FULL YEAR
                                                                                  ---------
                                                                            FISCAL 2006    FISCAL 2005
                                                                            --------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings from continuing operations                                       $  51,201      $  43,951
Adjustments to reconcile net earnings to
    net cash provided by operating activities:
      Depreciation                                                               15,092         13,321
      Amortization of intangible assets                                           7,642          8,622
      Amortization of deferred financing costs and bond discount                  2,462          4,439
      Loss (gain) on the sale of assets                                             248            (95)
      Stock compensation expense                                                  1,292            907
      Loss (income) from equity method investments                                  475           (479)
      Deferred income taxes                                                      (1,925)        (4,014)
      Stock option income tax benefit                                             2,189          1,566
Changes in working capital:
      Receivables                                                                 3,689         (5,412)
      Inventories                                                                22,751        (32,025)
      Prepaid expenses                                                             (119)        (1,487)
      Current liabilities                                                       (28,638)         4,104
Investment in deferred compensation plan                                           (654)        (1,004)
Other non-current assets                                                         (1,147)        (3,606)
Other non-current liabilities                                                     6,397         12,455
                                                                              ------------------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES                              80,955         41,243
CASH FLOWS FROM INVESTING ACTIVITIES:
      Acquisitions, net of cash acquired                                        (11,501)      (143,727)
      Contribution to joint venture investment                                     (431)            --
      Distribution from joint venture investment                                  2,026             --
      Purchases of property, plant and equipment                                (24,953)       (23,407)
      Proceeds from sale of property, plant and equipment                           265            430
                                                                              ------------------------
          NET CASH USED IN INVESTING ACTIVITIES                                 (34,594)      (166,704)
CASH FLOWS FROM FINANCING ACTIVITIES:
      Repayment of financing arrangements                                      (461,326)      (542,473)
      Proceeds from financing arrangements                                      368,883        624,921
      Deferred financing costs paid                                                  --         (2,766)
      Proceeds from issuance of common shares                                     3,976          2,501
      Dividends on common shares                                                 (9,531)        (8,184)
                                                                              ------------------------
          NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES                   (97,998)        73,999
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net operating cash flows provided by discontinued operations                     20,417         10,360
Net cash flows provided by (used in) investing activities of discontinued        35,403            (71)
operations
Net cash flows used in financing activities of discontinued operations               --            (60)
                                                                              ------------------------
          NET CASH PROVIDED BY DISCONTINUED OPERATIONS                           55,820         10,229

Net change in cash and cash equivalents                                           4,183        (41,233)
Effect of foreign currency translation on cash and cash equivalents                (203)           163
Cash and cash equivalents at the beginning of period                              6,499         47,569
                                                                              ------------------------
Cash and cash equivalents at the end of period                                $  10,479      $   6,499
                                                                              ========================

SUPPLEMENTAL CASH FLOW INFORMATION:
   Accrual for additional acquisition cost                                    $  11,897      $  25,754

   Cash paid for interest, net                                                $  26,250      $  33,531
   Cash paid for income taxes                                                 $  38,509      $  21,196

                             OXFORD INDUSTRIES, INC.
                               SEGMENT INFORMATION
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                    FOURTH QUARTER                   FULL YEAR
                                                            --------------------------------------------------------------
                                                             FISCAL 2006    FISCAL 2005      FISCAL 2006 FISCAL 2005
                                                            --------------------------------------------------------------
NET SALES
Menswear Group                                              $   169,432      $   187,725      $   699,949      $   656,606
Tommy Bahama Group                                              118,619          118,307          409,141          399,658
Corporate and Other                                                (473)             137               26              523
                                                            --------------------------------------------------------------
NET SALES FROM CONTINUING OPERATIONS                            287,578          306,169        1,109,116        1,056,787
                                                            --------------------------------------------------------------

OPERATING INCOME
Menswear Group                                                    4,925           17,154           42,307           58,237
Tommy Bahama Group                                               27,309           22,793           71,522           54,128
Corporate and Other                                              (3,042)          (8,906)         (15,713)         (20,091)
                                                            --------------------------------------------------------------
OPERATING INCOME                                                 29,192           31,041           98,116           92,274
Interest expense, net                                             5,883            6,663           23,971           26,146
                                                            --------------------------------------------------------------
Earnings before income taxes                                     23,309           24,378           74,145           66,128
Income taxes                                                      5,211            7,525           22,944           22,177
                                                            --------------------------------------------------------------
EARNINGS FROM CONTINUING OPERATIONS                              18,098           16,853           51,201           43,951
                                                            --------------------------------------------------------------

Gain on sale of discontinued operations, net of taxes            10,378               --           10,378               --
Earnings from discontinued operations, net of taxes               2,502            3,746            8,892            5,876
                                                            --------------------------------------------------------------
EARNINGS FROM GAIN ON SALE AND DISCONTINUED OPERATIONS,
NET OF TAXES                                                     12,880            3,746           19,270            5,876
                                                            --------------------------------------------------------------
NET EARNINGS                                                $    30,978      $    20,599      $    70,471      $    49,827
                                                            ==============================================================